Hein + Associates
                                   letterhead



March 29, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Re:      Foreland Corporation  (Commission File No. 0-14096)

Dear Sirs::


We have read Item 4 of Foreland Corporation's Form 8-K, dated March 22, 2001, and are in agreement with the statements contained in the first three paragraphs under item 4 therein as the relate to us.

Very truly yours


/s/ Hein + Associates LLP